Exhibit 99.2

TRANSATLANTIC PETROLEUM LTD.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2012

(Thousands of U.S. Dollars, except per share amounts)

	Historical	Pro Forma Adjustments		Pro Forma
Total revenues:	$34,935	$—		$34,935

Costs and expenses:
Production	3,635	2,181	A	5,816
Exploration, abandonment and impairment	2,796	—		2,796
Seismic and other exploration	664	752	B	1,416
General and administrative	9,748	—		9,748
Depreciation, depletion and amortization	9,169	456	C	9,625
Accretion of asset retirement obligation	252	—		252

Total expenses	26,264	3,389		29,653

Operating income (loss)	8,671	(3,389)		5,282
Other (expense) income:
Interest and other expense	(3,259)	1,535	D	(1,724)
Interest and other income	273	86	E	359
Loss on commodity derivative contracts	(12,435)	—		(12,435)
Foreign exchange gain (loss)	4,272	—		4,272

Total other expense	(11,149)	1,621		(9,528)

Loss from continuing operations before income taxes	(2,478)	(1,768)		(4,246)
Income tax expense	(161)	(354)	F	(515)

Net loss from continuing operations	(2,639)	(2,122)		(4,761)

Net loss per share from continuing operations
Basic and diluted	(0.01)			(0.01)
Weighted average shares outstanding
Basic and diluted	366,436	127	G	366,563

See accompanying notes to these unaudited pro forma condensed consolidated financial statements.

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